EXHIBIT 99.2

Third Quarter 2022 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q3 2022 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
November 3, 2022
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 2575039 or at https://investors.ansys.com/events-presentations/events.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q3 2022 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2021, rather than the actual exchange rates in effect for 2022. The constant currency growth rates are calculated by adjusting the 2022 reported results to exclude the 2022 currency fluctuation impacts and comparing them to the 2021 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our operational performance.

Q3 2022 Financial Results // 1

/ Third Quarter Overview

We reported third quarter annual contract value (ACV) of $409.3 million, an increase of 12% and 20% in reported and constant currency, respectively, when compared to the third quarter of 2021. Year-to-date (YTD) 2022 ACV was $1,213.7 million, an increase of 9% and 15% in reported and constant currency, respectively, when compared to YTD 2021.

Third quarter consolidated GAAP revenue was $472.5 million, an increase of 7% and 16% in reported and constant currency, respectively, when compared to the third quarter of 2021. YTD 2022 consolidated GAAP revenue was $1,371.4 million, an increase of 10% and 16% in reported and constant currency, respectively, when compared to YTD 2021. GAAP diluted EPS was $1.10 and $3.04 in the third quarter and YTD 2022, respectively, compared to $0.97 and $2.86 for the third quarter and YTD 2021, respectively. Operating cash flows were $127.2 million and $457.0 million for the third quarter and YTD 2022, respectively, compared to $157.8 million and $447.8 million for the third quarter and YTD 2021, respectively.

Third quarter consolidated non-GAAP revenue was $473.7 million, an increase of 6% and 15% in reported and constant currency, respectively, when compared to the third quarter of 2021. YTD 2022 consolidated non-GAAP revenue was $1,378.2 million, an increase of 9% and 15% in reported and constant currency, respectively, when compared to YTD 2021. Non-GAAP diluted EPS was $1.77 and $4.90 in the third quarter and YTD 2022, respectively, compared to $1.59 and $4.56 for the third quarter and YTD 2021, respectively. Unlevered operating cash flows were $132.0 million and $467.0 million for the third quarter and YTD 2022, respectively, compared to $160.0 million and $454.9 million for the third quarter and YTD 2021, respectively.

The Q4 and FY 2022 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue to work with our partners to advance innovation and enhance customer experience:

◦We collaborated with AMD to develop a solution that significantly speeds up simulation of large structural mechanical models between three and six times faster for Ansys Mechanical applications using the sparse direct solver. We developed APDL code in Ansys Mechanical to interface with AMD ROCm™ libraries on Linux, which will support performance and scaling on AMD accelerators. Adding support for AMD Instinct accelerators in Ansys Mechanical gives our customers greater flexibility in their choice of high-performance computing (HPC) hardware.

◦We teamed up with Amazon Web Services (AWS) to launch Ansys Gateway powered by AWS as part of a strategy designed to accelerate customers' innovation by providing access to unconstrained compute power to create larger, faster simulations. Ansys Gateway powered by AWS is a solution for developers, designers, and engineers who want on-demand access to their simulation, HPC resources, and CAD/CAE projects on the cloud.

•Our customers continue to use our simulation software to develop reliable and sustainable products:

◦We enabled the development and certification of ZeroAvia's hydrogen-electric powertrain for aircraft that emits only water. ZeroAvia engineers leveraged our multiphysics simulations — including structural analysis, fluid dynamics, FSI, electromagnetic, and electromechanical analysis — to help make an electric-powered plane. Notably, ZeroAvia used Ansys® SCADE® to automatically generate the code controlling the motor, which helps reduce human error and costly coding mistakes. ZeroAvia also leveraged Ansys® medini analyze software to validate the safety of the aircraft’s hydro-electric systems.

Q3 2022 Financial Results // 2

•We aim to reduce the environmental impact of our operations and customers' products, and we continue to invest in our people:

◦We announced our goal to reduce scope 1 and scope 2 emissions by 15% by 2027, compared with our current 2019 baseline. Our environmental strategy focuses on reducing overall emissions and continuing to implement projects coming out of energy audits such as lighting enhancements and on-site renewable energy. We extend our commitment to reducing our environmental impact by providing our users with simulation solutions that help achieve sustainability targets through advanced simulation technology designed to help minimize materials waste, improve circularity, accelerate product development processes, and minimize physical prototyping.

◦We were named to Newsweek's List of the Top 100 Most Loved Workplaces for 2022. We ranked thirteenth among one hundred U.S. companies recognized for employee sentiment and satisfaction. The results were determined from a combination of employee survey responses, external public ratings and additional research conducted by Newsweek. The following factors were considered: future at the company, career achievement, employer values, respect, collaboration, inclusion, diversity, equity and adaptability to the COVID-19 pandemic.

DEFERRED REVENUE AND BACKLOG

(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	June 30, 2021
Current Deferred Revenue	$334,901	$360,910	$318,032	$338,396
Current Backlog	339,241	364,413	257,739	258,777
Total Current Deferred Revenue and Backlog	674,142	725,323	575,771	597,173

Long-Term Deferred Revenue	19,817	22,712	14,432	13,202
Long-Term Backlog	414,929	431,213	309,292	316,724
Total Long-Term Deferred Revenue and Backlog	434,746	453,925	323,724	329,926

Total Deferred Revenue and Backlog	$1,108,888	$1,179,248	$899,495	$927,099

ACV

(in thousands, except percentages)	Q3 QTD 2022	Q3 QTD 2022 in Constant Currency	Q3 QTD 2021	% Change	% Change in Constant Currency
ACV	$409,317	$439,341	$365,444	12.0%	20.2%

(in thousands, except percentages)	Q3 YTD 2022	Q3 YTD 2022 in Constant Currency	Q3 YTD 2021	% Change	% Change in Constant Currency
ACV	$1,213,735	$1,280,355	$1,115,365	8.8%	14.8%
Q3 2022 Financial Results // 3

*Represents an 11% increase in actual currency.

Recurring ACV includes both subscription lease license and maintenance ACV, and excludes perpetual license and service ACV.
Q3 2022 Financial Results // 4

## Q3 2022 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 22%
Automotive, 16%
Industrial Equipment, 8%
Energy, 9%
Materials & Chemicals, 5%
Academic, 3%
Construction, 1%
Healthcare, 2%
High-Tech, 33%

## Q3 2021 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 20%
Automotive, 17%
Industrial Equipment, 8%
Other, 1%
Energy, 8%
Materials & Chemicals, 5%
Academic, 4%
Construction, 1%
Healthcare, 2%
High-Tech, 32%

Q3 2022 Financial Results // 5

Regional and Industry Commentary
All geographies delivered double-digit constant currency ACV growth in the third quarter. ACV growth was also broad-based across industries, including our core industries of high-tech, aerospace & defense (A&D), and automotive. Digital transformation efforts are increasing the use cases and users of simulation, driving demand for solutions across our portfolio.

•We experienced growth in the high-tech industry across all geographies. The predictive accuracy of our multiphysics solutions has been key to our success as our customers seek to understand the interaction of thermal, mechanical and electronic stresses exacerbated by increasing product complexity.

◦An eight-figure sale to a global technology conglomerate relying on our multiphysics portfolio to develop, optimize and test virtual and augmented reality products headlined our growth in the Americas. Multiple seven-figure sales also contributed to growth, including one with a multinational technology company that standardized a new team on our semiconductor solutions.

◦Asia-Pacific closed an eight-figure sale to an international electronics corporation that will increase the number of our products, users and computations performed within the company. Additionally, multiple seven-figure and larger deals to companies in EMEA and Asia-Pacific bolstered our growth.

•Double-digit growth in the A&D segment was partially due to steady tailwinds stemming from digital transformation and model-based engineering initiatives. These customer priorities continued driving demand for our core solvers and solutions.

◦Multiple seven-figure sales to national defense organizations drove growth in the Americas, including one using our solutions to digitally test systems in conditions that cannot be tested physically by pilots.

•Automotive companies continued to reorient themselves around virtual product development and electrification, supporting our growth in the industry, particularly in the EMEA region. Customers are seeing value in our support teams, as internal combustion engineers are retrained for electric vehicle development.

◦Growth in the EMEA region was driven by multiple seven-figure sales to automotive companies, including one with a multinational automotive corporation investing heavily in electrification and autonomous vehicle technology. Our solutions are being used to support this shift, in addition to continued use of our core solvers for traditional applications, such as crash testing and improved aerodynamics.

•We experienced double-digit growth in the healthcare segment in the Americas and EMEA regions as companies mature digital engineering efforts. We continue to see our customers getting value out of our supporting resources, such as the Ansys Learning Hub, as they expand engineering staff.

◦Growth in the healthcare industry was headlined by our largest healthcare deal to-date, a seven-figure sale to an American eye care company. The longtime customer is making significant changes to its infrastructure and increasing simulation users to advance its digital transformation. The need for flexible, scalable, long-term cost-saving solutions was key to securing the deal, which spanned our core solvers, and new and emerging technologies.
Q3 2022 Financial Results // 6

REVENUE

(in thousands, except percentages)	Q3 QTD 2022	Q3 QTD 2022 in Constant Currency	Q3 QTD 2021	% Change	% Change in Constant Currency
GAAP Revenue	$472,511	$510,748	$441,168	7.1%	15.8%
Non-GAAP Revenue	$473,673	$511,966	$445,424	6.3%	14.9%

(in thousands, except percentages)	Q3 YTD 2022	Q3 YTD 2022 in Constant Currency	Q3 YTD 2021	% Change	% Change in Constant Currency
GAAP Revenue	$1,371,438	$1,449,785	$1,251,048	9.6%	15.9%
Non-GAAP Revenue	$1,378,196	$1,456,756	$1,270,123	8.5%	14.7%
The difference between the GAAP and non-GAAP revenue values is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, subscription lease licenses involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

The value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q3 2022 Financial Results // 7

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q3 QTD 2022	% of Total	Q3 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$136,489	28.9%	$120,516	27.3%	13.3%	25.6%
Perpetual	72,417	15.3%	79,878	18.1%	(9.3)%	(4.2)%
Maintenance	247,678	52.4%	223,872	50.7%	10.6%	18.9%
Service	15,927	3.4%	16,902	3.8%	(5.8)%	(1.2)%
Total	$472,511		$441,168		7.1%	15.8%

(in thousands, except percentages)	Q3 YTD 2022	% of Total	Q3 YTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$362,977	26.5%	$315,387	25.2%	15.1%	23.8%
Perpetual	212,355	15.5%	232,433	18.6%	(8.6)%	(4.8)%
Maintenance	742,554	54.1%	655,843	52.4%	13.2%	19.3%
Service	53,552	3.9%	47,385	3.8%	13.0%	17.3%
Total	$1,371,438		$1,251,048		9.6%	15.9%

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2022	% of Total	Q3 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$136,538	28.8%	$120,548	27.1%	13.3%	25.6%
Perpetual	72,417	15.3%	79,970	18.0%	(9.4)%	(4.3)%
Maintenance	248,790	52.5%	228,002	51.2%	9.1%	17.3%
Service	15,928	3.4%	16,904	3.8%	(5.8)%	(1.2)%
Total	$473,673		$445,424		6.3%	14.9%

(in thousands, except percentages)	Q3 YTD 2022	% of Total	Q3 YTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$363,090	26.3%	$316,595	24.9%	14.7%	23.4%
Perpetual	212,355	15.4%	232,525	18.3%	(8.7)%	(4.8)%
Maintenance	749,198	54.4%	673,608	53.0%	11.2%	17.2%
Service	53,553	3.9%	47,395	3.7%	13.0%	17.3%
Total	$1,378,196		$1,270,123		8.5%	14.7%
Q3 2022 Financial Results // 8

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q3 QTD 2022	% of Total	Q3 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$209,530	44.3%	$220,232	49.9%	(4.9)%	(4.7)%

Germany	48,115	10.2%	27,826	6.3%	72.9%	102.6%
Other EMEA	72,058	15.3%	73,806	16.7%	(2.4)%	11.1%
EMEA	120,173	25.4%	101,632	23.0%	18.2%	36.2%

Japan	38,586	8.2%	45,298	10.3%	(14.8)%	6.6%
Other Asia-Pacific	104,222	22.1%	74,006	16.8%	40.8%	54.2%
Asia-Pacific	142,808	30.2%	119,304	27.0%	19.7%	36.1%

Total	$472,511		$441,168		7.1%	15.8%

(in thousands, except percentages)	Q3 YTD 2022	% of Total	Q3 YTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$610,156	44.5%	$596,038	47.6%	2.4%	2.5%

Germany	111,888	8.2%	89,781	7.2%	24.6%	40.6%
Other EMEA	236,250	17.2%	220,083	17.6%	7.3%	17.5%
EMEA	348,138	25.4%	309,864	24.8%	12.4%	24.2%

Japan	133,562	9.7%	147,511	11.8%	(9.5)%	6.5%
Other Asia-Pacific	279,582	20.4%	197,635	15.8%	41.5%	50.2%
Asia-Pacific	413,144	30.1%	345,146	27.6%	19.7%	31.5%

Total	$1,371,438		$1,251,048		9.6%	15.9%
Q3 2022 Financial Results // 9

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2022	% of Total	Q3 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$209,995	44.3%	$223,419	50.2%	(6.0)%	(5.8)%

Germany	48,208	10.2%	27,915	6.3%	72.7%	102.3%
Other EMEA	72,222	15.2%	74,090	16.6%	(2.5)%	11.0%
EMEA	120,430	25.4%	102,005	22.9%	18.1%	36.0%

Japan	38,827	8.2%	45,591	10.2%	(14.8)%	6.5%
Other Asia-Pacific	104,421	22.0%	74,409	16.7%	40.3%	53.6%
Asia-Pacific	143,248	30.2%	120,000	26.9%	19.4%	35.7%

Total	$473,673		$445,424		6.3%	14.9%

(in thousands, except percentages)	Q3 YTD 2022	% of Total	Q3 YTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$613,130	44.5%	$611,813	48.2%	0.2%	0.3%

Germany	112,469	8.2%	90,048	7.1%	24.9%	40.9%
Other EMEA	237,383	17.2%	221,060	17.4%	7.4%	17.5%
EMEA	349,852	25.4%	311,108	24.5%	12.5%	24.3%

Japan	134,791	9.8%	148,464	11.7%	(9.2)%	6.7%
Other Asia-Pacific	280,423	20.3%	198,738	15.6%	41.1%	49.8%
Asia-Pacific	415,214	30.1%	347,202	27.3%	19.6%	31.4%

Total	$1,378,196		$1,270,123		8.5%	14.7%

REVENUE BY CHANNEL

GAAP

	Q3 QTD 2022	Q3 QTD 2021	Q3 YTD 2022	Q3 YTD 2021
Direct revenue, as a percentage of total revenue	74.8%	74.4%	73.7%	74.0%
Indirect revenue, as a percentage of total revenue	25.2%	25.6%	26.3%	26.0%

Non-GAAP

	Q3 QTD 2022	Q3 QTD 2021	Q3 YTD 2022	Q3 YTD 2021
Direct revenue, as a percentage of total revenue	74.8%	74.4%	73.7%	74.2%
Indirect revenue, as a percentage of total revenue	25.2%	25.6%	26.3%	25.8%

Q3 2022 Financial Results // 10

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q3 QTD 2022	Q3 QTD 2021	Q3 YTD 2022	Q3 YTD 2021
Gross margin	86.9%	85.8%	86.2%	84.9%
Operating margin	26.1%	24.4%	24.2%	21.9%
Effective tax rate	18.7%	17.9%	16.7%	10.3%

Non-GAAP

	Q3 QTD 2022	Q3 QTD 2021	Q3 YTD 2022	Q3 YTD 2021
Gross margin	91.1%	89.9%	90.6%	89.5%
Operating margin	41.0%	39.7%	38.9%	38.6%
Effective tax rate	18.0%	19.0%	18.0%	19.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $632.7 million as of September 30, 2022, of which 57% was held domestically.

•Deferred revenue and backlog was $1,108.9 million at September 30, 2022.

•Operating cash flows were $127.2 million for the third quarter of 2022 as compared to $157.8 million for the third quarter of 2021. Operating cash flows were $457.0 million for YTD 2022 as compared to $447.8 million for YTD 2021.

•Unlevered operating cash flows were $132.0 million for the third quarter of 2022 as compared to $160.0 million for the third quarter of 2021. Unlevered operating cash flows were $467.0 million for YTD 2022 as compared to $454.9 million for YTD 2021.

•Cash paid for acquisitions, net of cash acquired, totaled $242.6 million for YTD 2022 as compared to $105.1 million for YTD 2021.

•In November 2022, we had a $70.0 million cash outflow (net of cash acquired) associated with a strategic acquisition.

•Capital expenditures totaled $5.2 million and $15.2 million for the third quarter and YTD 2022, respectively. We are currently planning capital expenditures in the range of $20.0 - $25.0 million for FY 2022 as compared to the $23.0 million that was spent in FY 2021.

Q3 2022 Financial Results // 11

SHARE COUNT AND SHARE REPURCHASES

We had 87.4 million and 87.5 million fully diluted weighted average shares outstanding in the third quarter and YTD 2022, respectively. We repurchased 0.5 million shares for $155.6 million during the first quarter of 2022. There were no repurchases during the second or third quarters of 2022. As of September 30, 2022, we had 2.0 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q3 QTD 2022	Q3 QTD 2021	Q3 YTD 2022	Q3 YTD 2021
Cost of sales:
Maintenance and service	$2,621	$2,753	$7,448	$9,834
Operating expenses:
Selling, general and administrative	27,077	25,420	67,117	66,158
Research and development	17,272	15,971	47,554	46,156
Stock-based compensation expense before taxes	46,970	44,144	122,119	122,148
Related income tax benefits	(9,984)	(10,743)	(42,037)	(62,151)
Stock-based compensation expense, net of taxes	$36,986	$33,401	$80,082	$59,997
Net impact on earnings per share:
Diluted earnings per share	$(0.42)	$(0.38)	$(0.92)	$(0.68)

CURRENCY

The third quarter and YTD 2022 revenue and operating income, as compared to the third quarter and YTD 2021, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue, operating income, ACV, and deferred revenue and backlog based on 2021 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q3 QTD 2022	Q3 YTD 2022
Revenue	$(38,237)	$(78,347)
Operating income	$(23,146)	$(44,986)

Non-GAAP

(in thousands)	Q3 QTD 2022	Q3 YTD 2022
Revenue	$(38,293)	$(78,560)
Operating income	$(24,003)	$(47,151)
Q3 2022 Financial Results // 12

Other Metrics

(in thousands)	Q3 QTD 2022	Q3 YTD 2022
ACV	$(30,024)	$(66,620)
Deferred Revenue and Backlog	$(28,496)	$(68,329)

The most meaningful currency impacts on revenue and operating income are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our August 2022 guidance are reflected in the charts below. For the average exchange rates in Q3 2022, the Euro was at the low end of our August 2022 guidance range and the Japanese Yen was at the high end of our August 2022 guidance range.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
September 30, 2022	0.98	145
December 31, 2021	1.14	115
September 30, 2021	1.16	111

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
September 30, 2022	1.01	138
September 30, 2021	1.18	110

	Average Exchange Rates
Nine Months Ended	EUR/USD	USD/JPY
September 30, 2022	1.06	127
September 30, 2021	1.20	108

Rate Assumptions used in August 2022 Guidance	Euro	Japanese Yen
Q3 2022	1.00 - 1.03	136 - 139
FY 2022	1.03 - 1.06	129 - 132
Q3 2022 Financial Results // 13

/ Outlook

Our fourth quarter and full year financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized. Those assumptions, and certain related management actions, include the following, among others:

•Trade restrictions limited our ability to deliver products and services to customers in Russia and Belarus, and our guidance assumes that these restrictions will remain in place throughout 2022.
•On October 7, 2022, the U.S. Department of Commerce, Bureau of Industry and Security announced new restrictions targeting the sales of semiconductor products into China. We expect the impact of those restrictions to be immaterial on our business. Specifically in Q4 2022, the impact is no more than low single-digit millions of dollars and is reflected in our current guidance.
For your reference, Ansys’ revenue in China for the trailing twelve-month period represents 4.7% of our overall revenue. We sell products across our portfolio into China, with most of our business coming from non-semiconductor products. Specifically, sales of the semiconductor product line in China represented less than 1% of our trailing twelve-month revenue.

•Additional restrictions or a further deterioration in the global trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2022 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.

•Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
•U.S. Dollar strengthening has had and is expected to continue to have a significant adverse impact on our 2022 results and future outlook. As a result of this dynamic, constant currency metrics are more indicative of our underlying operational performance.

Q3 2022 Financial Results // 14

We are currently forecasting the following:

Q4 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$621.3	-	$656.3	$621.8	-	$656.8
Revenue Growth Rate	(5.2%)	-	0.1%	(6.0%)	-	(0.7%)
Revenue Growth Rate — Constant Currency	2.5%	-	7.8%	1.7%	-	6.9%
Operating margin	33.7%	-	38.0%	45.6%	-	48.5%
Effective tax rate assumption	17.3%			18.0%
Diluted earnings per share	$1.91	-	$2.28	$2.58	-	$2.90
We are currently expecting approximately 87.7 million fully diluted shares outstanding for Q4 2022.

(in millions, except percentages)	Other Financial Metrics
ACV	$761.3	-	$786.3
ACV Growth Rate	0.8%	-	4.1%
ACV Growth Rate — Constant Currency	8.1%	-	11.4%

FY 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$1,992.7	-	$2,027.7	$2,000.0	-	$2,035.0
Revenue Growth Rate	4.5%	-	6.3%	3.5%	-	5.4%
Revenue Growth Rate — Constant Currency	11.1%	-	13.0%	10.1%	-	11.9%
Operating margin	27.2%	-	28.7%	41.0%	-	42.0%
Effective tax rate assumption	16.9%			18.0%
Diluted earnings per share	$4.95	-	$5.31	$7.48	-	$7.80

We are currently expecting approximately 87.6 million fully diluted shares outstanding for FY 2022.

(in millions, except percentages)	Other Financial Metrics
ACV	$1,975.0	-	$2,000.0
ACV Growth Rate	5.6%	-	6.9%
ACV Growth Rate — Constant Currency	12.0%	-	13.4%
Operating cash flows	$570.0	-	$600.0
Despite an ongoing volatile macroeconomic environment, the updated FY 2022 guidance reflects an operational raise on ACV, revenue, diluted EPS and operating cash flows driven by the underlying strength of our business model and market position. Offsetting this outlook, persistent and meaningful U.S. Dollar strengthening in exchange rates continues to drive unprecedented headwinds. As a result, the guidance assumes additional incremental adverse impacts from currency, primarily driven by substantial weakening in the Euro and Japanese Yen.
The impact of currency on our results continues to be significant and driven by the macroeconomic environment. The underlying foundation of our business remains strong, and we continue to see momentum. The chart below captures the drivers of the update to our last guidance provided in early August:

Q3 2022 Financial Results // 15

(in millions, except per share data)	Mid-point of Guidance in August	Incremental Operational Performance	November mid-point of Guidance at August Exchange Rates	Currency Fluctuations from August to November Guidance	November mid-point of Guidance at Current Exchange Rates
ACV	$2,000	$8	$2,008	($20)	$1,988
Revenue	$2,030	$12	$2,042	($24)	$2,018
Diluted earnings per share	$7.69	$0.12	$7.81	($0.17)	$7.64
Operating cash flows	$590	$2	$592	($7)	$585
Additionally, when compared to the 2021 currency rates, our full-year 2022 guidance is negatively impacted on ACV by approximately $120 million and on operating cash flow by approximately $40 million.

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q4 2022	0.97 - 1.00	145 - 148
FY 2022	1.01 - 1.04	130 - 133

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 subscription lease or maintenance contract with a term of January 1, 2022 - December 31, 2024 would contribute $100,000 to ACV in each of fiscal years 2022, 2023 and 2024.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2022 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2022: $240,000 ($200,000 + $40,000); fiscal years 2023 and 2024: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.
Q3 2022 Financial Results // 16

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate (including as a result of the conflict between Russia and Ukraine);

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•impacts from tariffs, trade sanctions, export controls or other trade barriers including export control restrictions and licensing requirements for exports to China, and impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities, and our business, on the global economy and our business and consolidated financial
Q3 2022 Financial Results // 17

statements, and other public health and safety risks; and government actions or mandates surrounding the COVID-19 pandemic;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•our intention to repatriate previously taxed earnings in excess of working capital needs and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•our ability to execute on our strategies related to environmental, social, and governance matters, and achieve related expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).
Q3 2022 Financial Results // 18

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	September 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$472,511	$410,544	86.9%	$123,384	26.1%	$95,975	$1.10
Acquisition accounting for deferred revenue	1,162	1,162	—%	1,162	0.2%	1,162	0.01
Stock-based compensation expense	—	2,621	0.5%	46,970	9.9%	46,970	0.55
Excess payroll taxes related to stock-based awards	—	37	—%	260	0.1%	260	—
Amortization of intangible assets from acquisitions	—	17,281	3.7%	21,102	4.4%	21,102	0.24
Expenses related to business combinations	—	—	—%	1,210	0.3%	1,210	0.01
Adjustment for income tax effect	—	—	—%	—	—%	(11,958)	(0.14)
Total non-GAAP	$473,673	$431,645	91.1%	$194,088	41.0%	$154,721	$1.77
1 Diluted weighted average shares were 87,418.

	Three Months Ended
	September 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$441,168	$378,422	85.8%	$107,628	24.4%	$85,342	$0.97
Acquisition accounting for deferred revenue	4,256	4,256	0.1%	4,256	0.7%	4,256	0.05
Stock-based compensation expense	—	2,753	0.6%	44,144	9.9%	44,144	0.49
Excess payroll taxes related to stock-based awards	—	38	—%	626	0.1%	626	0.01
Amortization of intangible assets from acquisitions	—	15,189	3.4%	18,592	4.2%	18,592	0.21
Expenses related to business combinations	—	—	—%	1,716	0.4%	1,716	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(14,358)	(0.16)
Total non-GAAP	$445,424	$400,658	89.9%	$176,962	39.7%	$140,318	$1.59
1 Diluted weighted average shares were 88,169.

Q3 2022 Financial Results // 19

	Nine Months Ended
	September 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,371,438	$1,182,224	86.2%	$332,557	24.2%	$265,763	$3.04
Acquisition accounting for deferred revenue	6,758	6,758	0.1%	6,758	0.3%	6,758	0.08
Stock-based compensation expense	—	7,448	0.5%	122,119	8.9%	122,119	1.40
Excess payroll taxes related to stock-based awards	—	481	—%	5,530	0.5%	5,530	0.06
Amortization of intangible assets from acquisitions	—	51,947	3.8%	63,922	4.6%	63,922	0.73
Expenses related to business combinations	—	—	—%	5,376	0.4%	5,376	0.06
Adjustment for income tax effect	—	—	—%	—	—%	(40,929)	(0.47)
Total non-GAAP	$1,378,196	$1,248,858	90.6%	$536,262	38.9%	$428,539	$4.90
1 Diluted weighted average shares were 87,496.

	Nine Months Ended
	September 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,251,048	$1,062,041	84.9%	$274,423	21.9%	$251,456	$2.86
Acquisition accounting for deferred revenue	19,075	19,075	0.2%	19,075	1.1%	19,075	0.22
Stock-based compensation expense	—	9,834	0.8%	122,148	9.7%	122,148	1.38
Excess payroll taxes related to stock-based awards	—	1,085	0.1%	12,080	1.0%	12,080	0.14
Amortization of intangible assets from acquisitions	—	45,163	3.5%	57,407	4.5%	57,407	0.65
Expenses related to business combinations	—	—	—%	5,007	0.4%	5,007	0.06
Adjustment for income tax effect	—	—	—%	—	—%	(65,334)	(0.75)
Total non-GAAP	$1,270,123	$1,137,198	89.5%	$490,140	38.6%	$401,839	$4.56
1 Diluted weighted average shares were 88,069.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net cash provided by operating activities	$127,151	$157,845	$457,031	$447,829
Cash paid for interest	5,894	2,697	12,192	8,721
Tax benefit	(1,061)	(512)	(2,195)	(1,657)
Unlevered operating cash flows	$131,984	$160,030	$467,028	$454,893
Q3 2022 Financial Results // 20

In the fourth quarter and fiscal year 2022 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue acquired in business combinations closed prior to 2022 are $0.5 million and $7.3 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending December 31, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	33.7%	-	38.0%	$1.91	-	$2.28
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.1%			$0.01
Acquisition-related amortization	3.2%	-	3.5%	$0.24	-	$0.25
Stock-based compensation and related excess payroll tax	7.0%	-	8.1%	$0.51	-	$0.56
Expenses related to business combinations	0.2%			$0.02
Adjustment for income tax effect	N/A			($0.16)	-	($0.17)
Non-GAAP expectation	45.6%	-	48.5%	$2.58	-	$2.90

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	27.2%	-	28.7%	$4.95	-	$5.31
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.3%			$0.08
Acquisition-related amortization	4.2%	-	4.3%	$0.97	-	$0.98
Stock-based compensation and related excess payroll tax	8.5%	-	8.9%	$1.98	-	$2.03
Expenses related to business combinations	0.3%			$0.08
Adjustment for income tax effect	N/A			($0.62)	-	($0.64)
Non-GAAP expectation	41.0%	-	42.0%	$7.48	-	$7.80

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income, non-GAAP diluted earnings per share and unlevered operating cash flows as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial
Q3 2022 Financial Results // 21

discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related subscription lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various
Q3 2022 Financial Results // 22

initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. Beginning in the second quarter of 2022, we have updated this non-GAAP measure to include, in addition to professional services rendered in connection with business combinations, other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. The additional expenses were not material in the current or comparable period. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.

Unlevered operating cash flows. We make cash payments for the interest incurred in connection with our debt financing which are included in our GAAP presentation of operating cash flows. We exclude this cash paid for interest, net of the associated tax benefit, for the purpose of calculating unlevered operating cash flows. Unlevered operating cash flow is a supplemental non-GAAP measure that we use to evaluate our core operating business. We believe this measure is useful to investors and management because it provides a measure of our cash generated through operating activities independent of the capital structure of the business.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:
Q3 2022 Financial Results // 23

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Operating Cash Flows	Unlevered Operating Cash Flows
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2021 comparable period, rather than the actual exchange rates in effect for 2022. Constant currency growth rates are calculated by adjusting the 2022 reported amounts by the 2022 currency fluctuation impacts and comparing the adjusted amounts to the 2021 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q3 2022 Financial Results // 24